Exhibit 5.1

DLA Piper LLP (US) 4365 Executive Drive San Diego, California 92121-2133 T 858.677.1400 F 858.677.1401

April 27, 2015

Pacific DataVision, Inc.

3 Garret Mountain Plaza

Suite 401

Woodland Park, NJ 07424

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the sale and issuance by Pacific DataVision, Inc., a Delaware corporation (the “Company”), of shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) with an aggregate offering price of up to $86,250,000 (the “Shares”), pursuant to a registration statement on Form S-1 (as it may be amended and supplemented, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Shares include shares of Common Stock that are subject to an over-allotment option granted to the underwriters in the offering.

In connection with this opinion, we have examined and relied upon the Registration Statement, the Company’s Certificate of Incorporation and Bylaws, each as amended and currently in effect, and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the genuineness and authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness of such documents.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been duly and validly authorized and, when issued and sold pursuant to a purchase agreement, substantially in the form to be filed as Exhibit 1.1 to the Registration Statement, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ DLA PIPER LLP (US)

DLA PIPER LLP (US)